EXHIBIT 99.2

NEWSDAY MEDIA GROUP

CONDENSED COMBINED FINANCIAL STATEMENTS

AS OF JUNE 29, 2008 AND DECEMBER 30, 2007 AND FOR THE FIRST HALVES

ENDED JUNE 29, 2008 AND JULY 1, 2007

(Unaudited)

NEWSDAY MEDIA GROUP

INDEX TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

Page

Condensed Combined Statements of Operations for the First Halves Ended June 29, 2008 and July 1, 2007	1

Condensed Combined Balance Sheets at June 29, 2008 and December 30, 2007	2

Condensed Combined Statements of Cash Flows for the First Halves Ended June 29, 2008 and July 1, 2007	3

Notes to Condensed Combined Financial Statements	4-11

NEWSDAY MEDIA GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(In thousands of dollars)
(Unaudited)

	First Half Ended
	June 29, 2008	July 1, 2007
Operating Revenues
Advertising	$183,677	$208,551
Circulation	37,804	39,700
Other	4,621	4,905
Total operating revenues	226,102	253,156

Operating Expenses
Cost of sales (exclusive of items shown below)	119,620	126,914
Selling, general and administrative	111,240	91,401
Depreciation	8,470	8,726
Amortization of intangible assets	624	867
Total operating expenses	239,954	227,908

Operating (Loss) Income	(13,852)	25,248
Interest expense, net	(6,747)	(25,288)
Non-operating expense	—	(15,000)
Loss Before Income Taxes	(20,599)	(15,040)
Income taxes (Note 8)	147,783	4,062

Net Income (Loss)	$127,184	$(10,978)

See Notes to Condensed Combined Financial Statements.

NEWSDAY MEDIA GROUP
CONDENSED COMBINED BALANCE SHEETS
(In thousands of dollars)
(Unaudited)

	June 29, 2008	Dec. 30, 2007

Assets

Current Assets
Cash	$1,049	$1,407
Accounts receivable (net of allowances of $6,855 and $7,337, respectively)	51,980	57,454
Inventories	3,801	5,409
Deferred income taxes	121	6,679
Prepaid expenses and other	3,276	3,019
Total current assets	60,227	73,968

Properties
Machinery, equipment and furniture	164,498	162,577
Buildings and leasehold improvements	54,829	44,689
Accumulated depreciation	(105,067)	(108,226)
	114,260	99,040
Land	32,461	6,098
Construction in progress	299	1,851
Net properties	147,020	106,989

Other Assets
Goodwill	87,182	87,182
Other intangible assets, net	387,081	387,649
Assets held for sale	5,236	5,165
Other	1,593	1,605
Total other assets	481,092	481,601
Total Assets	$688,339	$662,558

Liabilities and Division Equity

Current Liabilities
Capital lease obligations due within one year	$414	$405
Debt due to affiliates	200,305	200,483
Accounts payable	6,456	5,716
Employee compensation and benefits	13,524	8,220
Advertiser settlement accrual (Note 2)	1,076	8,738
Other current liabilities	24,456	21,923
Total current liabilities	246,231	245,485

Long-Term Debt
Capital lease obligations	1,443	1,334

Other Non-Current Liabilities
Deferred income taxes	4,739	158,551
Other obligations	2,066	3,356
Total other non-current liabilities	6,805	161,907

Division Equity	433,860	253,832
Total Liabilities and Division Equity	$688,339	$662,558

See Notes to Condensed Combined Financial Statements.

NEWSDAY MEDIA GROUP
CONDENSED COMBINED STATEMENTS OF CASH FLOWS
(In thousands of dollars)
(Unaudited)

	First Half Ended
	June 29, 2008	July 1, 2007
Operating Activities
Net income (loss)	$127,184	$(10,978)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation related to equity-classified awards	—	517
Depreciation	8,470	8,726
Amortization of intangible assets	624	867
Loss on disposal of property	21	2,025
Subchapter S corporation election deferred income taxes adjustment	(148,071)	—
Changes in working capital items:
Accounts receivable	5,474	2,455
Inventories	1,608	(429)
Prepaid expenses and other current assets	(257)	(1,233)
Accounts payable, employee compensation and benefits, advertiser settlement accrual, and other current liabilities	915	4,339
Deferred income taxes, excluding subchapter S corporation election adjustment	817	(3,734)
Other obligations, net	(1,290)	333
Net cash provided by (used for) operating activities	(4,505)	2,888
Investing Activities
Capital expenditures	(190)	(741)
Other, net	(44)	(85)
Net cash used for investing activities	(234)	(826)
Financing Activities
Repayments of capital lease obligations	(209)	(321)
Repayments of debt due to affiliates	—	(772,000)
Proceeds from notes payable to affiliates	—	200,000
Transactions with Tribune and affiliates, net	4,590	(24,496)
Dividend to Tribune	—	(200,000)
Investment from Tribune and affiliates	—	795,943
Net cash provided by (used for) financing activities	4,381	(874)
Net Increase (Decrease) in Cash	(358)	1,188
Cash, beginning of year	1,407	5,374
Cash, end of half	$1,049	$6,562

Supplemental Cash Flow Information

	2008	2007
Cash paid for interest	$6,929	$133

Supplemental Cash Flow Information—During the first half of 2008, the Group entered into capital leases for the acquisition of fixed assets totaling $327.

During the first half of 2007, $360 of assets were transferred to the Group in conjunction with the sale of Hoy, New York by Tribune.  Also in June 2007, the Group settled a note payable with an affiliate of Tribune with a principal balance of $772,000 plus accrued interest of $23,943 through contributions to the division equity account.

See Notes to Condensed Combined Financial Statements.

NOTE 1: DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Business Operations—On May 11, 2008, Tribune Company (“Tribune”) signed a Formation Agreement with CSC Holdings Inc. (“CSC”), and NMG Holdings, Inc., each a wholly-owned subsidiary of Cablevision Systems Corporation, to form a new limited liability company, Newsday LLC, which will own the business operations of Newsday Media Group (“NMG” and “Group”).  This transaction is described further in Note 9.   NMG’s operations consist of Newsday, a daily newspaper circulated primarily in Nassau and Suffolk counties on Long Island, New York, and in the borough of Queens in New York City; four specialty magazines circulated primarily on Long Island; 181 shopper guides circulated in Nassau and Suffolk counties on Long Island, and in the boroughs of Queens, Brooklyn and Staten Island in New York City; and amNewYork, a free daily newspaper in New York City. NMG also operates several websites including newsday.com.

Principles of Combination—NMG’s operations are conducted through the following wholly-owned subsidiaries of Tribune: Newsday, Inc., Star Community Publishing Group, LLC, and Tribune Newspaper Holdings, LLC. The accompanying unaudited condensed combined financial statements are derived from the historical accounting records of Tribune, and present NMG’s condensed combined financial position, results of operations and cash flows as of and for the periods presented as if NMG was a separate entity and as it was historically managed.

In the opinion of management, the accompanying unaudited condensed combined financial statements contain all adjustments necessary for a fair statement of the condensed combined financial position of NMG as of June 29, 2008 and the condensed combined results of its operations and cash flows for the first halves ended June 29, 2008 and July 1, 2007.  All adjustments reflected in the accompanying unaudited condensed combined financial statements are of a normal recurring nature.  NMG’s condensed combined results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

All significant intercompany accounts within NMG have been eliminated.  All significant intercompany transactions between NMG and Tribune and affiliates have been included within the unaudited condensed combined financial statements and are considered to be effectively settled through equity contributions or distributions or through cash payments at the time the transactions were recorded.  Except for promissory notes outstanding in favor of Tribune and affiliates, the accumulated net effect of intercompany transactions between NMG and Tribune and affiliates are included in division equity.  These intercompany transactions are further described in Note 3.  The total net effect of these intercompany transactions, other than non-cash items such as stock-based compensation, including debt transactions with Tribune and affiliates, are reflected in the unaudited condensed combined statement of cash flows as financing activities.

The unaudited condensed combined financial statements include allocations of expenses relating to NMG from Tribune.  These allocated expenses include allocations of Tribune corporate overhead and centralized services using allocation methods as described further in Note 3. The expense and cost allocations to NMG have been determined on bases that management considers to be a reasonable reflection of the utilization of services provided or the benefit received by NMG during the periods presented.  The financial information in these unaudited condensed combined financial statements does not include all expenses that would have been incurred had NMG operated as a separate stand-alone entity and accordingly may not reflect NMG’s combined results of operations, financial position and cash flows had NMG been a stand-alone entity during the periods presented.

As of June 29, 2008, the Group’s significant accounting policies and estimates, which are detailed in the Group’s audited combined financial statements for the fiscal year ended December 30, 2007, have not changed from December 30, 2007, except for the adoption of Financial Accounting Standards Board (“FASB”) Statement No. 157, “Fair Value Measurements” (“FAS No.157”) and FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS No. 159”), both of which were adopted effective December 31, 2007.  The adoption of FAS No. 157 had no impact on the Group’s unaudited condensed combined financial statements.  In addition, NMG did not elect the fair value option under FAS No. 159 for any of its financial assets or liabilities.

In February 2008, the FASB issued Staff Position No. 157-2 (“FSP No. 157-2”) which defers the effective date of FAS No. 157 for all nonfinancial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until one year after the adoption of FAS No. 157. The Group is currently evaluating the impact of FAS No. 157 on the assets and liabilities within the scope of FSP 157-2, the provisions of which become effective beginning in the Group’s first quarter of 2009.

New Accounting Standards—In December 2007, the FASB issued FAS No. 141R (revised 2007), “Business Combinations”, which addresses, among other items, the recognition and accounting for identifiable assets acquired and liabilities assumed in business combinations.  FAS No. 141R also establishes expanded disclosure requirements for business combinations.  FAS No. 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods beginning within these fiscal years.  The Group is currently evaluating the impact of adopting FAS No. 141R on its combined financial statements.

In December 2007, the FASB issued FAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51”, which provides accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that an ownership interest in a subsidiary should be reported as a separate component of equity in the consolidated financial statements, requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest and provides for expanded disclosures in the consolidated financial statements. FAS No. 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods beginning within these fiscal years; however, it will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidates a subsidiary. The Group is currently evaluating the impact of FAS No. 160 on its combined financial statements.

NOTE 2: CHANGES IN OPERATIONS AND NON-OPERATING ITEMS

Newsday Advertiser Settlement Charges—In February 2004, a purported class action lawsuit was filed in New York federal court by certain advertisers of Newsday and an affiliate publication, Hoy, New York, alleging that they were overcharged for advertising as a result of inflated circulation numbers at these two publications. The purported class action also alleges that entities that paid a Newsday subsidiary to deliver advertising flyers were overcharged. The Group is vigorously defending this suit.  In July 2004, another lawsuit was filed in New York federal court by certain advertisers of Newsday alleging damages resulting from inflated Newsday circulation numbers as well as federal and state antitrust violations.  On February 11, 2008, this suit was settled with all remaining plaintiffs.

On June 17, 2004, Tribune publicly disclosed that it would reduce its reported circulation for both Newsday and Hoy, New York, for the 12-month period ending September 30, 2003 and the six-month period ending March 31, 2004. The circulation adjustments were the result of a review of reported circulation at Newsday and Hoy, New York, conducted by Tribune’s internal audit staff and the Audit Bureau of Circulations (“ABC”). Subsequent to the June 17, 2004 disclosure, Tribune continued its internal review and found additional misstatements for these time periods, as well as misstatements that impacted the 12-month period ending September 30, 2002. On September 10, 2004, Tribune announced additional revisions to the circulation figures for Newsday and Hoy, New York, for the 12-month period ending September 30, 2003 and the six-month period ending March 31, 2004.

As a result of the misstatements of reported circulation at Newsday and Hoy, New York, Tribune recorded a total pretax charge of $90 million in 2004 as its estimate of the probable cost to settle with advertisers.  Approximately $84 million of the charge pertained to Newsday. The remaining $6 million pertained to Hoy, New York. The Group continues to evaluate the adequacy of the advertiser settlement accrual on an ongoing basis.

A summary of the activity with respect to the Newsday advertiser settlement accrual is as follows (in thousands):

	First Half Ended
	June 29, 2008	July 1, 2007
Balance, beginning of year	$8,738	$7,256
Payments	(7,662)	(116)
Balance, end of period	$1,076	$7,140

On May 30, 2006, the Securities and Exchange Commission (“SEC”) concluded its inquiry into circulation practices at Newsday and Hoy, New York. In closing its inquiry, the SEC ordered Tribune to cease and desist from violating statutory provisions related to its record keeping and reporting. No fines or other sanctions were levied against Tribune. Tribune consented to the order without admitting or denying any of the Commission’s findings. The SEC acknowledged the prompt internal investigation and remedial acts undertaken by Tribune and the cooperation Tribune afforded the Commission’s staff throughout its investigation.

On December 17, 2007, Newsday and Hoy, New York, reached a non-prosecution agreement with the United States Attorneys’ Office for the Eastern District of New York that ended the federal inquiry into the circulation practices of Newsday and Hoy, New York.  The agreement recognized Newsday’s and Hoy, New York’s, full cooperation with the investigation, the implementation of new practices and procedures to prevent fraudulent circulation practices, the payment in restitution to advertisers, and a civil forfeiture payment of $15 million, which may be available for additional restitution.  The $15 million charge recorded in the first half of 2007 is included as a non-operating expense in the unaudited condensed combined statement of operations. Nine former employees and contractors of Newsday and Hoy, New York, have pleaded guilty to various criminal charges in connection with the fraudulent circulation practices uncovered by Tribune.

Employee Reductions—The Group reduced its staffing levels by a total of 201 positions in the first half of 2008 and 30 positions in the first half of 2007.  A summary of the activity with respect to the Group’s severance accrual, excluding special pension termination benefits discussed below, is as follows (in thousands):

	First Half Ended
	June 29, 2008	July 1, 2007
Balance, beginning of year	$536	$2,476
Provision	1,997	691
Payments	(1,264)	(1,790)
Balance, end of period	$1,269	$1,377

In the first half of 2008, the Group recorded severance costs of $9.4 million, including $7.4 million related to special pension termination benefits as further discussed in Note 3. Severance costs for both periods presented and the $7.4 million special termination benefits are included in selling, general and administrative expense in the accompanying unaudited condensed combined statements of operations.

Non-Operating Items—The first half of 2007 included non-operating expense of $15 million for the civil forfeiture payment related to Newsday discussed above.

NOTE 3: TRANSACTIONS WITH TRIBUNE AND AFFILIATES

The Group participates in a number of corporate-wide programs administered by Tribune.  These include participation in Tribune’s centralized treasury function, insurance programs, employee benefit programs, workers compensation programs, and centralized service centers and other corporate functions.  The following is a discussion of the relationship with Tribune, the services provided and how the transactions with Tribune and affiliates have been accounted for in the accompanying unaudited condensed combined financial statements.

Division Equity—Division equity in the unaudited condensed combined balance sheets includes the accumulated balance of transactions between NMG and Tribune and affiliates, NMG’s paid-in-capital, and Tribune’s interest in NMG’s cumulative retained earnings (deficit). The amounts comprising division equity as of June 29, 2008 and December 30, 2007 were as follows (in thousands):

	June 29, 2008	Dec. 30, 2007
Transactions with Tribune and affiliates:
Net assets allocated from Tribune and affiliates	$1,417,894	$1,369,748
Net advances to Tribune	(3,375,725)	(3,159,960)
Disbursements, support services provided and other amounts with Tribune and affiliates	2,088,892	1,868,429
Net amount with Tribune and affiliates	131,061	78,217
Paid-in-capital	969,852	969,852
Retained (deficit)	(667,053)	(794,237)
Division equity	$433,860	$253,832

Net assets allocated consist primarily of the allocation of assets and liabilities recorded by Tribune and affiliates and related to NMG including goodwill, newspaper masthead, and net deferred income taxes.  Net advances to Tribune represent the cumulative NMG funds swept to Tribune (net of funding provided by Tribune to NMG) as part of the centralized cash management programs described further below.  Disbursements, support services provided and other amounts with Tribune and affiliates primarily represent the cumulative outstanding amount for disbursements made on behalf of NMG for the processing of accounts payable and payroll, support services utilized by NMG as further described below, and, to a lesser extent, certain intercompany transactions related to services provided by NMG to Tribune and affiliates (e.g. printing services) or by Tribune and affiliates to NMG (e.g. distribution services).

In April 2008, Tribune acquired the Group’s facilities located in Melville, New York along with certain other real properties.  These properties were previously leased by Tribune.  Tribune allocated $49.8 million of land and buildings to the Group for these properties which represented the proportional amount of the total purchase price of the properties acquired by Tribune.  The carrying value of these properties on the Group’s combined balance sheet at December 30, 2007 was $2.4 million.  The difference between the carrying value of the properties immediately prior to their acquisition by Tribune and the $49.8 million allocated to the Group was settled through division equity and is reflected in net assets allocated from Tribune and affiliates in the table above.

The components of the changes in transactions with Tribune and affiliates for the first halves of 2008 and 2007 are summarized as follows (in thousands):

	First Half Ended
	June 29, 2008	July 1, 2007
Net amount with Tribune and affiliates, beginning of year	$78,217	$109,995
Net assets (liabilities) allocated from Tribune and affiliates	48,146	(1,382)
Net advances to Tribune	(215,765)	(257,354)
Disbursements, support services provided and other amounts with Tribune and affiliates	220,463	35,125
Net amount with Tribune and affiliates, end of period	$131,061	$(113,616)

The average outstanding amounts with Tribune and affiliates during the first half of 2008 and 2007 were $104.6 million and $(1.8) million, respectively.  No interest income or expense has been allocated to Tribune or NMG related to these balances.

Centralized Cash Management—Tribune utilizes a centralized approach to cash management and the financing of its operations.  Under this centralized cash management program, Tribune and NMG advance funds to each other. Accordingly, none of Tribune’s cash and cash equivalents have been assigned to NMG in the unaudited condensed combined financial statements.  Cash in the unaudited condensed combined balance sheets represents either cash not yet swept to Tribune or cash held locally by NMG.

Disbursements, Support Services Provided and Other Amounts with Tribune and Affiliates—The Group received allocated charges from Tribune for certain corporate support services, which are principally recorded within selling, general and administrative expenses in the Group’s unaudited condensed combined statements of operations.  Management believes that the bases used for the allocations are reasonable and reflect the portion of such costs attributed to the Group’s operations; however, the amounts may not be representative of the costs necessary for the Group to operate as a separate stand-alone entity.  These costs are summarized in the following table (in thousands):

	First Half Ended
	June 29, 2008	July 1, 2007
Corporate management fee	$2,072	$3,048
Publishing management fee	688	1,188
Tribune Interactive support costs	2,620	2,094
Service center support costs	2,445	2,213
General insurance	664	739
Occupancy	109	148
Other support costs	1,671	756
Cost recoveries	(1,502)	(1,252)
Total	$8,767	$8,934

The corporate management fee related to support the Group received from Tribune and its affiliates for certain corporate activities including: (i) strategic management, (ii) corporate development, (iii) investor relations, (iv) legal, (v) human resources, (vi) finance and financial reporting, (vii) treasury, and (viii) other Tribune corporate and infrastructure costs.  For these services, the Group was charged a management fee based upon the Group’s revenue as a percentage of total Tribune revenue for the periods presented.

The publishing management fee related to the support the Group received from the publishing segment of Tribune.  This included costs for the group office of the publishing segment.  For these services, the Group was charged a management fee based upon the Group’s revenue as a percentage of total publishing segment revenue for the periods presented.

Tribune Interactive support costs reflect support provided to the Group for internet related services.  The Tribune Interactive support costs are based on department specific metrics, such as page views, and internet advertising revenue as a percentage of total publishing internet advertising revenue.

Service center support costs related to Tribune service centers, which centrally manage and process (for all Tribune business units) certain (i) financial transactions (e.g. payroll, accounts payable, etc.), (ii) human resources activities (e.g. employee relations, recruitment, etc.), and (iii) technology cost activities (e.g. networks, email, etc.).  Allocations of these support service costs were determined using a proportional cost allocation method based on either number of payments processed, headcount or other volume measures, such as the number of information technology department users.

General insurance related to the Group’s participation in Tribune-sponsored risk management plans for (i) general liability, (ii) auto liability, and (iii) other insurance such as property and media.  Costs were allocated based on either actuarially determined historical loss experience or, depending upon insurance type, revenue, vehicle count, or headcount.

Occupancy costs related to certain facilities owned by Tribune that were utilized by NMG employees and principally relate to a sales office located in New York City, New York.  These costs were charged to the Group based on actual square footage utilized.  Occupancy costs included facility rent, maintenance, security, and other occupancy related costs incurred to manage the properties.

Other support costs related to charges to the Group from other Tribune business units for website maintenance costs, audit fees and other support services.  Such costs were allocated using a proportional cost method based on a percentage of revenue and headcount.

Cost recoveries reflect costs recovered from Tribune and its affiliates for use of the Group’s mainframe computer for processing certain business software operated by the Group.  This mainframe computer will not be included in the transaction contemplated by the Formation Agreement which is further described in Note 9.

As noted above, Tribune’s service centers process substantially all of the Group’s disbursements on its behalf.  These disbursements are settled through the division equity account.

Medical and Worker’s Compensation Benefit Plans—The Group participated in Tribune-sponsored employee benefit plans including medical and worker’s compensation.  Allocations of benefit plan costs varied by plan type and were based on actuarial valuations of cost and/or liability, premium amounts and payroll.  Total benefit plan costs allocated to the Group amounted to $7.0 million in each of the first halves of 2008 and 2007, respectively. While management believes the cost allocation methods utilized for the benefit plans were reasonable and reflected the portion of such costs attributed to the Group, the amounts may not be representative of the costs necessary for the Group to operate as a stand-alone entity.

Retirement Plans—Credits related to Tribune-sponsored pension plans, which totaled $1.0 million and $0.7 million in the first halves of 2008 and 2007, respectively, were based upon a specific allocation of actuarially determined service costs, plus an allocation of the remaining net periodic pension cost components based upon the Group’s proportional share of the pension liability.  In 2006, the pension plan benefits for NMG’s employees were frozen.  As discussed in Note 2, the Group recorded $7.4 million of special pension termination benefits in the first half of 2008 related to the elimination of 172 positions.  In addition, as a result of the transaction contemplated by the Formation Agreement further discussed in Note 9, a $17.1 million pension plan curtailment charge was recorded in the first half of 2008.  These amounts have been recorded in selling, general and administrative expenses in the Group’s unaudited condensed combined statement of operations.

Tribune also provided certain health care and life insurance benefits for retired employees for which the Group’s costs were based upon a specific allocation of actuarially determined service cost, and a proportional cost allocation of the remaining expense

While management believes the cost allocation methods utilized for the Tribune-sponsored pension plans, health care and life insurance benefit plans were reasonable and reflected the portion of such costs attributed to the Group, the amounts may not be representative of the costs necessary for the Group to operate as a stand-alone entity.

Defined Contribution Plans—Group employees have historically participated in various Tribune qualified 401(k) savings plans, which permit eligible employees to make voluntary contributions on a pretax basis. The plans allowed participants to invest their savings in various investments.  Amounts charged to expense by the Group for employer contributions to Tribune 401(k) savings plans totaled $3.2 million in the first half of 2007.  This plan was replaced by Tribune’s Management Equity Incentive Plan in 2008 (see discussion below).

Tribune Company Management Equity Incentive Plan—Certain of the Group’s key employees are eligible to participate in Tribune’s 2007 Management Equity Incentive Plan (the “MEIP”). The MEIP provides for phantom units (the “Units”) that generally track the value of a share of Tribune’s common stock. Awards are made to eligible members of the Group’s management and other key employees at the discretion of Tribune’s Board. Units were initially issued under the MEIP on December 20, 2007, and no additional units have been issued to any of the Group’s employees since that date.  Subsequent to June 29, 2008, certain Group executives received change in control payments totaling $1.7 million under the MEIP.  Of this amount, $1.2 million was recognized by the Group in December 2007.  The remaining $0.5 million was charged to selling, general and administrative expenses in the first half of 2008 in the Group’s unaudited condensed combined statement of operations.

The Group accounts for the Units issued under the MEIP as liability-classified awards in accordance with FAS No. 123R.  As a result, Tribune is required to adjust the MEIP liability to reflect the most recent estimate of the fair value of a share of Tribune’s common stock or the amount at which the liability is expected to be settled in accordance with the terms of the MEIP.  The associated liability is included in division equity at December 30, 2007 and June 29, 2008.

NOTE 4: INVENTORIES

Inventories consisted of the following (in thousands):

	June 29, 2008	Dec. 30, 2007
Newsprint	$3,134	$4,591
Supplies and other	667	818
Total inventories	$3,801	$5,409

Newsprint inventories valued under the LIFO method were less than current cost by approximately $1.2 million at June 29, 2008 and $0.4 million at December 30, 2007.

NOTE 5: ASSETS HELD FOR SALE

In December 2006, the Group commenced a process to sell the land and building of its facility located in Hicksville, New York.  The estimated fair value, less costs to sell, exceeds the $5.2 million carrying value of the land and building, which is included in assets held for sale, at June 29, 2008 and December 30, 2007. This facility is currently idle and will not be included in the transaction contemplated by the Formation Agreement which is further described in Note 9. The Group expects these assets to be sold during the second half of 2008.

NOTE 6: DEBT DUE TO AFFILIATES

On June 4, 2007, the Group signed a promissory demand note in favor of Tribune Finance LLC for $200 million.  Tribune Finance LLC is a single-member limited liability company wholly owned by Tribune that was established in 2007 pursuant to a credit agreement for senior secured facilities entered into by Tribune on May 17, 2007 and subsequently amended on June 4, 2007 (collectively, the “Credit Agreement”).  Pursuant to the terms of the Credit Agreement, Tribune contributed $3 billion to Tribune Finance LLC for the purpose of providing $3 billion of loans to certain of Tribune’s subsidiaries including NMG.

The note is subordinate and junior in right of payment to obligations of Tribune Company.  Interest is payable at the per annum rate equal to the rate applicable to funds contributed to Tribune Finance LLC by

Tribune Company and payable on the dates interest is payable by Tribune Company under its Credit Agreement.  Interest was accrued at a weighted average annual rate of 6.59 % in the first half of 2008.  Interest expense on this note is included in the unaudited condensed combined statements of operations.  Principal may be prepaid in whole or in part at any time and from time to time without premium or penalty.  Principal and accrued interest totaled $200.3 million at June 29, 2008 and $200.5 million at December 30, 2007.  As the promissory note is payable on demand, it has been classified as a current liability.

In June 2000, an affiliate of Tribune provided a loan in the form of a promissory note to the Group.  The principal amount was due June 12, 2010.  In June 2007, the Tribune affiliate contributed the outstanding principal balance of $772 million plus accrued interest of $23.9 million (or $795.9 million) to division equity.  Prior to this settlement transaction, interest was accrued at an average annual rate of 7.25%, payable semi-annually.  Interest expense on this note is included in the unaudited condensed combined statements of operations for the first half ended July 1, 2007.

NOTE 7: GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets at June 29, 2008 and December 30, 2007 consisted of the following (in thousands):

	June 29, 2008			Dec. 30, 2007
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Intangible assets subject to amortization
Subscribers (useful life of 15 years)	$14,900	$(7,966)	$6,934	$14,900	$(7,469)	$7,431
Non-compete agreements (useful life of 2 to 5 years)	756	(435)	321	700	(308)	392
Total	$15,656	$(8,401)	7,255	$15,600	$(7,777)	7,823
Goodwill and other intangible assets not subject to amortization
Goodwill			87,182			87,182
Newspaper masthead			379,826			379,826
Total			467,008			467,008
Total goodwill and other intangible assets			$474,263			$474,831

As disclosed in the Group’s combined financial statements for the fiscal year ended December 30, 2007, the Group performs its annual impairment review of goodwill and other intangible assets not subject to amortization in the fourth quarter of each year in accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“FAS No. 142”). Under FAS No. 142, the impairment review of goodwill and other intangible assets not subject to amortization must be based on estimated fair values.  The valuation of intangible assets requires assumptions and estimates of many critical factors, including revenue and market growth, operating cash flows, market multiples, and discount rates.  Adverse changes in expected operating results and/or unfavorable changes in other economic factors used to estimate fair values could result in non-cash impairment charges in the future under FAS No. 142.

NOTE 8: INCOME TAXES

NMG’s operations are included in Tribune’s consolidated United States federal and state income tax returns.  Income taxes in the unaudited condensed combined statements of operations have been calculated under the separate return method.  Current income taxes payable or receivable are settled with Tribune through the division equity account.  Deferred tax assets and liabilities that are attributable to the Group’s operations have been recorded in the unaudited condensed combined balance sheets.

On March 13, 2008, Tribune filed an election to be treated as a subchapter S Corporation under the Internal Revenue Code, with the election effective as of the beginning of Tribune’s 2008 fiscal year.  Tribune also elected to treat certain of its subsidiaries, including the subsidiaries through which NMG operates, as qualified subchapter S subsidiaries.  Subject to certain limitations (such as the built-in gains tax applicable for ten years to gains accrued prior to the election), Tribune and the Group are no longer subject to federal income tax.  Although most states in which Tribune and the Group operate recognize the S Corporation status, some impose income taxes at a reduced rate.  As a result of the subchapter S Corporation election, and in accordance with FASB Statement No. 109, “Accounting for Income Taxes,” the Group has eliminated $148.1 million of net deferred income tax liabilities as of December 31, 2007, and has recorded such adjustment as a reduction in NMG’s provision for income taxes in the first half of 2008.

In the first half of 2008, income tax expense amounted to a net benefit of $147.8 million and was comprised of the favorable $148.1 million deferred income tax adjustment discussed above and an expense of $0.3 million on the Group’s first half 2008 pretax loss.  The effective tax rate on the Group’s pretax loss for the first half of 2007 was 27%, and was affected by a certain non-operating expense that was not deductible for tax purposes, which lowered the effective tax rate by 13.5 percentage points.

NOTE 9: SUBSEQUENT EVENTS

On July 29, 2008, Tribune consummated the closing of the Formation Agreement as referred to in Note 1.  Under the terms of the Formation Agreement, Tribune, through Newsday, Inc. and other subsidiaries of Tribune, contributed certain assets and related liabilities of NMG to Newsday LLC, and CSC contributed $35 million of cash and newly issued senior notes of Cablevision with a fair market value of $650 million to Newsday LLC.  As a result of these transactions, CSC, through NMG Holdings, Inc., indirectly owns approximately 97% and Tribune indirectly owns approximately 3% of the equity of Newsday LLC, through Newsday Holdings LLC, which wholly owns Newsday LLC.

Concurrent with the closing of this transaction, Newsday LLC borrowed $650 million under a new secured credit facility, and Tribune received a special distribution from Newsday LLC in the amount of $612 million in cash and $18 million in prepaid rent under leases for certain facilities used by NMG and located in Melville, New York with an initial term ending in 2018.  Tribune retained ownership of these facilities following the transaction as well as the idled facility located in Hicksville, New York (see Note 5).  Annual lease payments due under the terms of the lease total $1.5 million in each of the first five years of the lease terms and $6 million thereafter.  The lease costs associated with these properties have not historically been recorded in the combined financial statements as these properties have been included as assets on the historic combined balance sheets and depreciated over their expected useful lives.

Upon closing of the transaction with CSC, Tribune caused the promissory demand note in favor of Tribune Finance LLC (see Note 6) to be settled on NMG’s behalf.